EXHIBIT 5.3




                       [Letterhead of Zeven & Associates]




December 30, 2002


Teva Pharmaceutical Industries Limited
5 Basel Street
Petach Tikvah  49131
Israel

Teva Pharmaceutical Finance N.V.
c/o MeesPierson Trust (Curacao) N.V.
J.B. Gorsiraweg 14
Curacao, Netherlands Antilles


Ladies and Gentlemen:

We are acting as Netherlands Antilles transactional counsel for Teva Pharmaceutical Finance B.V. (the "Company"), a limited liability company organized under the laws of the Netherlands Antilles and an indirect, wholly owned subsidiary of Teva Pharmaceutical Industries Limited, an Israeli corporation (the "Guarantor"), in connection with the preparation and filing of a Registration Statement on Form F-3 (the "Registration Statement") by the Guarantor and the Company, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to (1) $450,000,000 aggregate principal amount of 0.375% Convertible Senior Debentures Due 2022 of the Company (the "Debentures"), (2) the Guarantor's unconditional guarantee thereof and (3) such indeterminable number (initially,10,489,778, as adjusted for the two-for-one split of the Guarantor's ordinary shares paid to the holders of record as of December 10, 2002) of the Guarantor's American Depository Receipts (the "ADRs"), evidencing American Depository Shares (the "ADSs") representing ordinary shares, NIS 0.1 par value (the "Ordinary Shares"), as may be required for issuance upon conversion of the Debentures. As used herein, "Conversion Securities" means the ADSs, the ADRs and the Ordinary Shares. The Debentures and Conversion Securities, if and when sold, will be sold by certain security holders of the Guarantor or the Company, as applicable.

For purposes of the opinions hereinafter expressed, we have reviewed the Indenture, dated as of November 18, 2002 (the "Indenture"), by and among the Company, the Guarantor and The Bank of New York, as trustee, the Debentures.

We have also examined originals or copies of the following corporate documents of the Company:



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     1.   a copy of the Articles of Association of the Company as in effect as at the date hereof (the "Articles of Association");

     2. an extract from the registration of the Company with the Commercial Register of the Chamber of Commerce and Industry at Curacao, dated December 30, 2002;

     3. a foreign exchange exemption issued by the Bank of the Netherlands Antilles and a business license issued in favor of the Company;

     4. resolutions of the Board of Managing Directors of the Company dated November 12, 2002 (the "Resolutions"), authorizing the issue and sale of the Debentures pursuant to and subject to the terms and conditions as set forth in the Memorandum and the Agreements and authorizing the execution, delivery and performance of the Agreements by the Company; and

     5. a Power of Attorney dated November 12, 2002, issued for and on behalf of the Company in favor of Th. J. Andriessen, Ido Weinstein, William
          A. Fletcher and Richard S. Egosi and each of them (the "Power of Attorney").

In our examination of the documents referred to above and in expressing our opinion, we have assumed without independent verification of any kind:

     1.   the genuineness of all signatures on all documents we have reviewed;

     2.   the authenticity of all such documents submitted to us as originals;

     3. the conformity with the originals of all documents submitted to us as copies;

     4. the powers and authorities of the parties to the Agreements, other than the Company, to execute and deliver the Agreements and the due execution and delivery of the Agreements by the parties thereto other than the Company;

     5. that the Agreements constitute the legal, valid and binding obligations of the parties thereto other than the Company, enforceable against the said parties in accordance with their respective terms;

     6. that the Agreements and the Debentures are legal, valid, binding and enforceable under the laws under which they are expressed to be construed and by which they are expressed to be governed; and



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     7.   that the Resolutions and the Power of Attorney have not been revoked or amended in any way.

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon written or oral statements and representations of Managing Directors and other representatives of the Company.

In rendering the following opinion, we are opining on the matters hereinafter referred to, only insofar as they are governed by the laws of the Netherlands Antilles as currently in effect and applied by the courts of the Netherlands Antilles. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Netherlands Antilles.

Based on and subject to the foregoing, we are of the opinion that:

     1. The Company is a limited liability company in the form of a "besloten vennootschap" duly organized and existing under the laws of the Netherlands Antilles and has all requisite corporate power and authority to own its properties and to conduct its business as described in the Memorandum. The Company has been duly registered with the Chamber of Commerce and Industry at Curacao, Netherlands Antilles.

     2. The Company has all necessary corporate right, power and authority to execute and deliver the Indenture and to perform its obligations thereunder and to issue the Debentures.

     3. The execution, delivery and performance of the Indenture has been duly authorized by all requisite corporate action of the Company.

     4. The issue and sale of the Debentures have been duly authorized by all requisite corporate action of the Company in accordance with the laws of the Netherlands Antilles and the Articles of Association of the Company applicable thereto.

     5. The Agreements and the Debentures have been duly executed and delivered for and on behalf of the Company.

     6. The Company has been granted a general exemption from Netherlands Antilles foreign exchange control regulations by the Bank of the Netherlands Antilles as well as a business license, which exemption and license are in full force and effect. No other consent, approval, authorization or order of, or qualification, filing or registration



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          with, any governmental body or agency in the Netherlands Antilles or any Netherlands Antilles person having due authority over the Company, is required for the execution, delivery or performance by the Company of its obligations under the Debentures or the Agreements or the consummation of the transactions contemplated thereby or the execution, issue, sale or delivery of the Debentures except as set forth under paragraph 7 of this opinion.

     7. The Company is required to file for publishing with the Commercial Register of the Chamber of Commerce and Industry a certificate setting forth the particulars of the Debentures, a failure to so file such certificate would not affect the validity of the Debentures or the Indenture and other than the filing of such certificate, it is not necessary to record or register or file the Debentures or the Indenture with any court or governmental body of the Netherlands Antilles or any political subdivision thereof.

     8. In any proceedings taken in the Netherlands Antilles for the enforcement of the provisions of the Indenture or the Debentures, the choice of law of the State of New York as the governing law thereof would be legal, valid and binding under the laws of the Netherlands Antilles and a competent court in the Netherlands Antilles would uphold such choice of law in a suit on the Indenture and the Debentures brought before it, except: (i) to the extent that any terms of the Indenture or the Debentures or any provisions of the laws of the State of New York applicable to the Indenture and the Debentures are manifestly incompatible with mandatory laws of the Netherlands Antilles and the public order of the Netherlands Antilles; and (ii) that a Netherlands Antilles court may give effect to mandatory rules of the laws of another jurisdiction, including the laws of the Netherlands Antilles, with which the situation has a close connection, if and insofar as, under the laws of that other jurisdiction, those rules must be applied whatever the chosen law. The choice of law provision in the Indenture and the Debentures do not violate any mandatory statutory provision of Netherlands Antilles law or the public order of the Netherlands Antilles.

     9. A competent Netherlands Antilles Court would respect the non-exclusive irrevocable submission by the Company to the jurisdiction of any of the State or Federal courts sitting in the City of New York regarding any matter arising out of or in relation to the obligations of the Company under the Indenture and the Debentures and such submission is binding upon the Company.

     10. The United States and the Netherlands Antilles do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered



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          by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in the Netherlands Antilles.

          If the party in whose favor such a final judgment is rendered brings a new suit in a competent court in the Netherlands Antilles, that party may submit to the Netherlands Antilles court the final judgment that has been rendered in the United States. Since the laws of the City of New York have been chosen to govern the Debentures, the Company has in its free will submitted to the jurisdiction of the State or Federal courts sitting in the State of New York in connection with disputes relating to the Debentures. The holders, by acquiring the Debentures, have voluntarily accepted such choice of law and choice of forum. A judgment obtained in any such court will be considered and recognized by the competent courts of the Netherlands Antilles to be part of the Debentures, and such courts would grant a judgment that would be enforceable in the Netherlands Antilles generally, without any re-examination of the merits of the original judgment; provided that:

               o the judgment is final in the jurisdiction where rendered and was issued by a competent court;

               o    the judgment is valid in the jurisdiction where rendered;

               o the judgment was issued following personal service of the summons upon the defendant or its agent and, in accordance with due process of law, an opportunity was provided for the defendant to defend against the foreign action;

               o the judgment does not violate any compulsory provisions of Netherlands Antilles law or principles of public policy;

               o the terms and conditions of the Notes and the Indenture do not violate any compulsory provisions of Netherlands Antilles law or principles of public policy; and

               o the judgment is not contrary to a prior simultaneous judgment of a competent Netherlands Antilles court.

          Accordingly, there is doubt as to the enforceability in the Netherlands Antilles courts of judgments obtained in U.S. courts. Moreover, there is doubt as to the ability of a Debenture holder to bring an original action in the Netherlands Antilles predicated on the U.S. federal securities laws.



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This opinion is being rendered solely in connection with the registration of the offering and sale of the Debentures or the Conversion Securities, pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Sincerely,

Zeven & Associates

/s/ Frank P. C. Zeven

Frank P. C. Zeven